UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2011

Energy Recovery, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34112	01-0616867
(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577
(Address if Principal Executive Offices)(Zip Code)

510-483-7370
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On July 13, 2011, Energy Recovery, Inc. (the “Company” or “ERI”) announced a plan to consolidate its North American operations and transfer its Michigan-based operations to its manufacturing center and headquarters in San Leandro, California.  The planned consolidation is expected to reduce costs, improve efficiencies and enhance research and development activities.

The Company initiated the plan on July 12, 2011 and expects the consolidation to be complete by December 31, 2011.  ERI anticipates that the consolidation will result in non-recurring expenses in the current year of approximately $4.7 million, which includes a loss on sale of $1.3 million, moving costs of $0.4 million, and employee severance and other estimated transition costs of approximately $1.8 million.

ERI expects the consolidation to result in annual recurring savings of approximately $3.0 million, resulting mainly from reductions in headcount and other overhead expenses.

A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference in this report.

Item 2.06 Material Impairments.

On July 12, 2011, ERI initiated a plan to consolidate its North American operations.  ERI is not able to determine at this date whether the consolidation will result in any impairment charges and will report impairment charges resulting from the consolidation, if any, by an amendment to this Item 2.06.

Item 9.01                      Financial Statements and Exhibits

99.1	Press release dated July 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	07/18/2011	/s/ Carolyn F. Bostick
Carolyn F. Bostick
(VP/General Counsel)